Exhibit 4.21

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) dated as of December 28, 2005, among Intelsat UK Financial Services Ltd., a company organized under the laws of England and Wales (the “New Guarantor”), Intelsat Subsidiary Holding Company, Ltd., a company organized under the laws of Bermuda (the “Issuer”) and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS Intelsat (Bermuda), Ltd., a company organized under the laws of Bermuda (“Intelsat Bermuda”), as it existed prior to the transfer of its assets and liabilities to the Issuer, and Intelsat, Ltd., a company organized under the laws of Bermuda, have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of January 28, 2005, providing for the issuance of 8 1/4% Senior Notes due 2013, 8 5/8% Senior Notes due 2015 and Floating Rate Senior Notes due 2012 (collectively, the “Notes”), initially in the aggregate principal amount of $875,000,000, $675,000,000 and $1,000,000,000, respectively;

WHEREAS the Subsidiary Guarantors have heretofore executed and delivered to the Trustee a supplemental indenture dated as of January 28, 2005, providing for their guarantee of the Notes;

WHEREAS Intelsat Bermuda has heretofore transferred its assets and liabilities to the Issuer on March 3, 2005;

WHEREAS Intelsat Bermuda, the Issuer, Intelsat, Ltd. and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee a Second Supplemental Indenture dated as of March 3, 2005, whereby the Issuer assumed all of Intelsat Bermuda’s obligations under the Indenture and the Notes, and Intelsat, Ltd. and the Subsidiary Guarantors confirmed that each of their guarantees applies to the Issuer’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and the Notes;

WHEREAS Intelsat Bermuda has heretofore executed and delivered to the Trustee a Third Supplemental Indenture dated as of March 3, 2005, providing for its guarantee of the Notes;

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS the Indenture provides that in connection with this Fourth Supplemental Indenture, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Fourth Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Fourth Supplemental Indenture, capitalized terms defined in the Indenture and not otherwise defined herein have the meanings assigned such terms in the Indenture. The words “herein,” “hereof” and hereby and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows, with copies as provided in Section 11.02 of the Indenture:

Intelsat UK Financial Services Ltd.

c/o Intelsat, Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke, Bermuda HM 08

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT UK FINANCIAL SERVICES LTD.

By:	/s/ Conny Kullman

Name: Conny Kullman Title: Chairman

INTELSAT SUBSIDIARY HOLDING COMPANY, LTD.

By:	/s/ Conny Kullman

Name: Conny Kullman Title: Chairman and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Joseph P. O’Donnell

Name: Joseph P. O’Donnell Title: Vice President

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